SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated September 1, 2018 between
ETF SERIES SOLUTIONS
and
Distillate Capital Partners LLC

Fund	Rate
Distillate U.S. Fundamental Stability & Value ETF	0.39%
Distillate International Fundamental Stability & Value ETF	0.55%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of October 7, 2020.

ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

By:	/s/ Michael D. Barolsky
Name: Michael D. Barolsky
Title: Vice President

Distillate Capital Partners LLC

By:	/s/ Thomas M. Cole
Name: Thomas M. Cole
Title: Chief Executive Officer